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                                                              EXHIBIT 1.A.(5)(b)


                          PRUCO LIFE INSURANCE COMPENY
                             Phoenix, Arizona 85012
                         A STOCK COMPANY SUBSIDIARY OF
                  The Prudential Insurance Company of America


            INSURED   JOHN DOE                   XX XXX XXX   Policy Number
                                              JAN. 10, 1991   Contract Date
INITIAL FACE AMOUNT   $100,000

     PREMIUM PERIOD   LIFE
             AGENCY   0-MIL7

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     We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the Insured died. We make this promise subject to all the provisions of the contract.

     The proceeds arising from the Insured's death will be the insurance amount plus the amount of any extra benefit arising from the Insured's death. The insurance amount may be fixed or variable depending on the face amounts scheduled, the payment of premiums, the investment experience of the investment options, and the charges made. But it will not be less than the face amount scheduled at that time. (We describe the insurance amount under Death Proceeds.)

     The cash value may increase or decrease daily depending on the payment of premiums, the investment experience of the investment options, and the charges made. There is no guaranteed minimum.

     Premiums may be paid at your option subject to the limitations in the contract.

     Please read this contract with care. If you have any questions or require service, contact one of our representatives or offices.

     RIGHT TO CANCEL CONTRACT.--You may return this contract to us within 10 days after you get it. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled from the start and we will return your money in accordance with state law.


Signed for Pruco Life Insurance Company, an Arizona Corporation.


             /s/ SPECIMEN                      /s/ SPECIMEN
                 Secretary                         President



Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments, investment results and charges. Eligible for annual dividends as stated under Dividends.
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VUL-B-104

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                               GUIDE TO CONTENTS

                                                                            Page
                                                                            ----
Contract Data ..............................................................  3
  Schedule of Face Amounts; List of Contract
  Limitations; List of Supplementary Benefits.
  Minimum Initial Premium; Adjustment to
  Premium Payments; Adjustments to the
  Contract Fund

Table of Maximum Monthly Mortality Rates per $1000 .........................  4

List of Investment Options .................................................  5
  Schedule of Initial Allocation of Invested
  Premium Amounts

Attained Age Factors .......................................................  6

Premium Payment and Reinvestment ...........................................  7
  Payment of Premiums; Minimal Initial
  Premium; Premiums; Invested Premium
  Amount; Allocations; Grace Period;
  Reinstatement

Contract Fund ..............................................................  8
  Coverage Amount

Separate Account ...........................................................  8
  Separate Account; Investment Options;
  Separate Account Investments

Transfers ..................................................................  9
  Class One Investments; Class Two Investments;
  Class Three Investments

Surrender ..................................................................  9
  Net Cash Value; Return of Sales Charges

Loans ...................................................................... 10
  Loan Value; Contract Debt; Loan Requirements;
  Interest Charge; Fixed Loan Rate Option;
  Variable Loan Rate Option; Repayment; Effect of a Loan; Postponement of Loan

Withdrawals ................................................................ 11
  Effect on Contract Fund; Effect on Insurance
  Amount

Dividends .................................................................. 12
  Participation; Dividend Options

Death Proceeds ............................................................. 12
  Insurance Amount; Proceeds Arising From
  Insured's Death

Face Amount Changes ........................................................ 13
  Face Amount; Increase in Face Amount;
  Decrease in Face Amount

Beneficiary ................................................................ 14

Settlement Options ......................................................... 14
  Payee Defined; Choosing an Option; Options
  Described; First Payment Due Date; Residue
  Described; Withdrawal of Residue; Designating
  Contingent Payee(s); Changing Options;
  Conditions; Death of Payee

Automatic Mode of Settlement ............................................... 16
  Applicability; Interest on Proceeds; Settlements at Payee's Death; Spendthrift and Creditor

Income Tables .............................................................. 17

General Provisions ......................................................... 18
  Definitions; The Contract; Contract
  Modifications; Ownership and Control; Suicide
  Exclusion; Currency; Misstatement of Age or
  Sex; Incontestability; Assignment; Annual
  Report; Unused Sales Charges; Payment of
  Death Claim; Change in Plan

Basis of Computation ....................................................... 19
  Mortality Table Described; Interest Rate;
  Exclusions; Minimum Legal Values

VUL-B-104
                                     Page 2

                                  CONTRACT DATA

Insured's Sex and Age M-35

                                     xx   xxx xxx              Policy Number
Insured  JOHN DOE                    Jan. 10, 1991             Contract Date

Initial Face Amount $100,000

Premium Period      LIFE

       Agency 0-MIL7

       Beneficiary
                    CLASS 1 MARY DOE, WIFE
                    CLASS 2 ROBERT DOE, SON

LOAN INTEREST RATE: VARIABLE

  INSURANCE AMOUNT: VARIABLE

                            SCHEDULE OF FACE AMOUNTS

                                 EFFECTIVE             RATING
             AMOUNT                DATE                CLASS
            -------                ----                -----
    INITIAL $100,000          JAN. 10, 1991            PREFERRED
            $300,000          JAN. 10, 1992
            $100,000          JAN. 10, 1998



                            *****END OF SCHEDULE*****











                             CONTINUED ON NEXT PAGE

VUL-B-104
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                                      II-36

                                                           POLICY NO. XX XXX XXX

                             CONTRACT DATA CONTINUED

                          LIST OF CONTRACT LIMITATIONS

o  The minimum premium we will accept is $25.

o  The minimum increase in face amount is $25,000.

o  The minimum decrease in face amount is $10,000.

o  The minimum face amount is $100,000.

o  The minimum amount you may withdraw is $500.

o  We may limit the number of face amount increases to one in any contract year.

o  We may limit the amount of premiums in any contract year to $10,000.

o  You may not borrow less than $500 at any one time except to pay premiums.

                              *****END OF LIST*****

                         LIST OF SUPPLEMENTARY BENEFITS

                   (Each benefit is described in the form that
                         bears the number shown for it)

                                      NONE

                              *****END OF LIST*****

                             MINIMUM INITIAL PREMIUM

The minimum initial premium due on the contract date is $361.76

                            *****END OF SCHEDULE*****



                             CONTINUED ON NEXT PAGE

VUL-A-104
                                     Page 3A

                                                           POLICY NO. XX XXX XXX

                             CONTRACT DATA CONTINUED

                         ADJUSTMENTS TO PREMIUM PAYMENTS

From each premium paid, we will:

o Deduct a charge for any taxes attributable to premiums. For purposes of this charge, the term "taxes attributable to premiums" shall include any federal, state or local income, premium, excise, business or any other type of tax (or component thereof) measured by or based upon the amount of premium received by us.

o  Deduct a charge for payment processing of up to $2.00.

o Deduct a charge at a rate of up to 8% of the payment to pay for sales charges.

The remainder of the premium is the invested premium amount.

                        ADJUSTMENTS TO THE CONTRACT FUND

On the contract date the contract fund is equal to the investment premium amount credited on that date, minus any of the charges described below which may be due on that date. On any day after that date, we will adjust the contract fund by:

o  adding any invested premium amounts.

o adding any increase due to investment results in the value of the investment options.

o adding guaranteed interest at an effective annual rate of 4.0% a year on that portion of the contract fund that is not in a investment option.

o adding any excess interest on that portion of the contract fund that is not in a investment option.

o  adding any dividends to the fund.

o  adding any unused sales charges (see General Provisions).

o  subtracting any charge for extra ratinq class.

o  subtracting any charge for extra benefits.

                             CONTINUED ON NEXT PAGE

VUL-B-104
                                     Page 3B

                                                           POLICY NO. XX XXX XXX

                             CONTRACT DATA CONTINUED

o subtracting a monthly charge for the expected cost of mortality of up to the maximum monthly rate (see Table of Maximum Monthly Rates) multiplied by the coverage amount (described under Contract Fund).

o  subtracting a monthly charge for administrative expenses of up to $8.00.

o  subtracting any withdrawals.

o  subtracting an administrative charge of up to $15 for withdrawals.

o subtracting an administrative charge for up to $15 for a decrease in face amount.

o subtracting any decrease due to investment results in the value of the investment options.

o subtracting a charge against the investment options at a rate of not more than .00245475% a day (0.90% a year) for mortality and expense risks that we assume.

o subtracting any amount charged against the contract for federal, state or local taxes attributable to the contract (other than taxes previously deducted from the premium).




VUL-B-104
                                     Page 3C

                                                           POLICY NO. XX XXX XXX

               TABLE OF MAXIMUM MONTHLY MORTALITY RATES PER $1000

   Insured's              Maximum            Insured's             Maximum
 Attained Age              Rate             Attained Age            Rate
 ------------             ------            ------------           -------
    35                    0.1439                68                 2.4893
    36                    0.1514                69                 2.7438
    37                    0.1614                70                 3.0317
    38                    0.1722                71                 3.3603
    39                    0.1839                72                 3.7397
    40                    0.1980                73                 4.1690
    41                    0.2130                74                 4.6407
    42                    0.2288                75                 5.1449
    43                    0.2463                76                 5.6774
    44                    0.2654                77                 6.2340
    45                    0.2870                78                 6.8180
    46                    0.3130                79                 7.4478
    47                    0.3353                80                 8.1434
    48                    0.3627                81                 8.9229
    49                    0.3927                82                 9.8023
    50                    0.4268                83                 10.7774
    51                    0.4659                84                 11.8290
    52                    0.5108                85                 12.9330
    53                    0.5624                86                 14.0753
    54                    0.6198                87                 15.2384
    55                    0.6839                88                 16.4173
    56                    0.7538                89                 17.6287
    57                    0.8278                90                 18.8899
    58                    0.9102                91                 20.2303
    59                    1.0025                92                 21.6995
    60                    1.1057                93                 23.4408
    61                    1.2205                94                 25.7770
    62                    1.3528                95                 29.2738
    63                    1.5025                96                 35.0252
    64                    1.6689                97                 45.0097
    65                    1.8511                98                 61.9945
    66                    2.0483                99                 83.1973
    67                    2.2596

Monthly rates are based on The Commissioners 1980 Standard Ordinary Non-Smoker Mortality Table.

We may charge less than these rates. At least once every five years, not more often than once a year, we will consider the need to change the rates we charge based on actual or anticipated mortality experience under contracts like this one. We will change them only if we do so for all contracts like this one dated in the same year as this one.

VUL-B-104
                                     Page 4

                                                           POLICY NO. XX XXX XXX

                           LIST OF INVESTMENT OPTIONS

The PRUCO LIFE VARIABLE UNIVERSAL ACCOUNT. Each investment option of this account invests in a specific portfolio of The Prudential Series Fund, Inc. We show the available investment options of the account below. They invest in Series Fund portfolios with the same name.

These are Class One investments as described under Transfers.

                               INVESTMENT OPTIONS
                               ------------------

                             MONEY MARKET
                             BOND
                             COMMON STOCK
                             AGGRESSIVELY MANAGED FLX
                             CONSERVATIVELY MANAGED FLX
                             ZERO COUPON BOND 1995
                             ZERO COUPON BOND 2000
                             ZERO COUPON BOND 2005
                             HIGH DIVIDEND STOCK
                             HIGH YIELD BOND
                             NATURAL RESOURCES
                             STOCK INDEX
                             GOVERNMENT SECURITIES


                              *****END OF LIST*****

           SCHEDULE OF INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

                             Money Market      40%
                             Bond              60%


VUL-B-104

                                     Page 5

                                                           POLICY NO. XX XXX XXX

                              ATTAINED AGE FACTORS

These factors are used to determine your insurance amount as described under Death Proceeds. These factors apply on the contract anniversary when the Insured's attained age is as shown. To calculate the insurance amount at other times we consider the time elapsed since the last contract anniversary.

    Attained                                   Attained
      Age           Factors                      Age            Factors
   ---------        -------                    --------         -------
      35            4.21942                      67             1.60268
      36            4.07931                      68             1.56603
      37            3.94401                      69             1.53110
      38            3.81346                      70             1.49782
      39            3.68773                      71             1.46620
      40            3.56660                      72             1.43628
      41            3.44995                      73             1.40810
      42            3.33768                      74             1.38170
      43            3.22957                      75             1.35703
      44            3.12550                      76             1.33391
      45            3.02527                      77             1.31221
      46            2.92887                      78             1.29175
      47            2.83608                      79             1.27237
      48            2.74681                      80             1.25398
      49            2.66086                      81             1.23656
      50            2.57819                      82             1.22016
      51            2.49876                      83             1.20486
      52            2.42243                      84             1.19068
      53            2.34925                      85             1.17762
      54            2.27911                      86             1.16552
      55            2.21196                      87             1.15430
      56            2.14768                      88             1.14376
      57            2.08617                      89             1.13366
      58            2.02726                      90             1.12379
      59            1.97080                      91             1.11397
      60            1.91682                      92             1.10388
      61            1.86519                      93             1.09325
      62            1.81588                      94             1.08180
      63            1.76886                      95             1.06940
      64            1.72412                      96             1.05619
      65            1.68159                      97             1.04267
      66            1.64113                      98             1.02984
                                                 99             1.01976
VUL-B-104
                                     Page 6

                       PREMIUM PAYMENT AND REINSTATEMENT

PAYMENT OF PREMIUMS

     Premiums may be paid at our Home Office or to any of our authorized agents. If we are asked to do so, we will give a signed receipt. If we receive the first premium after the contract date, we will credit an amount equal to the minimum initial premium as of the contract date. We will credit the remainder, if any, as of the date of receipt at our Home Office.

MINIMUM INITIAL PREMIUM

     We show the minimum initial premium in the contract data pages. There is no insurance under this contract until an amount at least equal to the minimum initial premium is paid.

PREMIUMS

     Except as we state in the next paragraph, premiums may be paid at any time during the Insured's lifetime as long as the contract is not in default beyond its days of grace. We show in the contract data pages the minimum and maximum premiums we will accept. We have the right to limit premiums as described in the contract data pages. We also have the right to refuse any payment that increases the insurance amount by more than it increases the contract fund.

INVESTED PREMIUM AMOUNT

     This is the portion of each premium paid that we will add to the contract fund. It is equal to the premium paid minus the adjustments described under Adjustments To Premium Payments in the contract data pages.

ALLOCATIONS

     You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages. You may choose to allocate nothing to a particular investment option. But any allocation you make must be at least 10%. You may not choose a fractional percentage.

     We show the initial allocation of invested premium amounts in the contract data pages. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To change your allocation, you must notify us in a form that meets our needs. The change will take effect on the date we receive your notice at our Home Office. We will send you a confirmation of the transaction.

GRACE PERIOD

     On any day, the net cash value of the contract may be less than zero. If this occurs, the contract is in default and we will mail you a notice stating the amount we will need to keep the contract in force. That amount will equal a premium which we estimate will keep the contract in force for three months from the date of default. We grant 61 days from the date we mail the notice to pay this charge. The contract will remain in force during this period. If that amount is not paid to us by the end of the 61-day period, the grace period will have expired and the contract will end and have no value.

(VUL-B-104)
                                     Page 7

REINSTATEMENT

     If this contract ends as we describe under Grace Period, you may reinstate it. All these conditions must be Met:

     1. No more than five years must have elapsed since the end of the grace period.

     2. You must not have surrendered the contract to us for its net cash value.

     3. You must give us any facts we need to satisfy us that the insured is insurable for the contract.

     4. We must be paid a charge equal to the deductions from the contract fund during the grace period following the date of default, plus interest at 6% a year. We must also be paid a premium which will result in an invested premium amount equal to the charges for the first three monthly dates starting on or after the date of reinstatement.

     5. If there was contract debt at the end of the grace period, it may be restored with our consent.


                                 CONTRACT FUND

     When you make your first premium payment, the invested premium amount, less any charges due on that day, becomes your contract fund. Amounts are added and subtracted from the contract fund as described in the contract data pages. The value of your contract fund is used to determine your loan and surrender values, the amount you may withdraw, and the insurance amount.

COVERAGE AMOUNT

     The coverage amount is used to determine the expected cost of mortality as described under Adjustments To The Contract Fund. It is equal to the insurance amount (see Insurance Amount) minus the contract fund.


                                SEPARATE ACCOUNT

SEPARATE ACCOUNT

     The words separate account, when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one. We list the separate accounts available to you in the contract data pages. We may establish additional separate accounts. We will notify you within one year if we do so.

INVESTMENT OPTIONS

     A separate account may offer one or more investment options. We list them in the contract data pages. We may establish additional investment options. We will notify you within one year if we do so.

     Income and realized and unrealized gains and losses from assets in each investment option are credited to, or charged against, that investment option. This is without regard to income, gains, or losses in other investment options.

(VUL-B-104)
                                     Page 8

SEPARATE ACCOUNT INVESTMENTS

     We may invest the assets of different separate accounts in different ways. But we will do so only with the consent of the SEC and, where required, of the insurance regulator where this contract is delivered.

     We will always keep assets in the separate accounts with a total value at least equal to the amount of the investment options under contracts like this one. To the extent those assets do not exceed that amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct. We may use any excess over that amount in any way we choose.

     We will determine the value of the assets in each separate account and any investment option at regular intervals.


                                   TRANSFERS

     You have the right to transfer amounts into or out of investment options if the contract is not in default, subject to certain restrictions depending on an investment's class. The investment class for each investment is shown under the List of Investment Options in the contract data pages. To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive your notice at our Home Office.

CLASS ONE INVESTMENTS

     You may transfer amounts into or out of these investments up to four times in each contract year.

CLASS TWO INVESTMENTS

     You may transfer amounts into these investments up to four times in each contract year. Transfers out of these investments may be made only with our consent.

CLASS THREE INVESTMENTS

     Transfers into or out of these investments may be made only with our consent.


                                   SURRENDER

     You may surrender this contract for its net cash value. To do so, you must ask us in writing in a form that meets our needs. You must also send the contract to us.

NET CASH VALUE

     The net cash value at any time is the contract fund less any contract debt.

     If the contract is in default, the net cash value is zero.

     We will usually pay any net cash value within seven days after we receive your request and the contract at our Home Office. But we have the right to postpone paying you the net cash value if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

RETURN OF SALES CHARGES

     If the contract is not in default, we will, upon surrender within the first three contract years, return any sales charge we deducted from premiums paid within the 365 days prior to the date we receive your surrender request at our Home Office. If we have already credited a portion of the sales charges as we describe under Unused Sales Charges, we will not return that portion again.

(VUL-B-104)
                                     Page 9

                                     LOANS

     You may borrow any amount up to the current loan value less any existing contract debt, subject to the requirements below.

LOAN VALUE

     If the contract is not in default, the loan value at any time is equal to 90% of the cash value.

     If the contract is in default, it has no loan value.

CONTRACT DEBT

     Contract debt at any time means the loan on the contract, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

LOAN REQUIREMENTS

     To borrow from us on the contract, all these conditions must be met:

     1. The insured must be living.

     2. The contract must not be in default.

     3. The contract debt will not be more than the loan value.

     4. As sole security for the loan, you must assign the contract to us in a form that meets our needs.

     5. You may not borrow less than the minimum amount stated in the contract data pages.

     If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

INTEREST CHARGE

     You have selected either the fixed loan rate option or the variable loan rate option. We show your selection in the contract data pages. Both options are described below. If you request a change from one option to the other and we agree, we will tell you the effective date of the change.

     We charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back, whichever come first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too.

FIXED LOAN RATE OPTION

     The loan interest rate is 5-1/2% a year.

VARIABLE LOAN RATE OPTION

     The variable loan interest rate is the annual rate we set from time to time. The rate will never be greater than is permitted by law. It will change only on a contract anniversary.

     Before the start of each contract year, we will determine the loan interest rate we can charge for that contract year. To do this, we will first find the rate that is the greater of: (1) The Published Monthly Average (which we describe below) for the calendar month ending two months before the calendar month of the contract anniversary; and (2) 5%.

     If that greater rate is at least 1/2% more than the loan interest rate we had set for the current contract year, we have the right to increase the loan interest rate by at least 1/2%, up to that greater rate. If it is at least 1/2% less, we will decrease the loan interest rate to be no more than the greater rate. We will not change the loan interest rate by less than 1/2%.

     When you make a loan we will tell you the initial interest rate for the loan. We will send you a notice if there is to be a change in the rate.

     The Published Monthly Average means:

     1. Moody's Corporate Bond Yield Average--Monthly Average Corporates, as published by Moody's Investors Service, Inc. or any successor to that service; or

     2. If that average is no longer published, a substantially similar average, established by the insurance regulator where this contract is delivered.

(VUL-B-104)
                                    Page 10

REPAYMENT

     All or part of any contract debt may be paid back at any time while the Insured is living if the contract is not in default.

                                EFFECT OF A LOAN

     When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited with interest at the guaranteed rate stated under Adjustments To The Contract Fund. If you have selected the variable loan rate option, we will credit excess interest at an effective rate of not less than the loan interest rate for the contract year less 5%.

     We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan because it is not paid when due.

     We will take any loan proportionately from all investment options that apply to the contract.

     On each transaction date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last transaction date. When you repay all or part of a loan we will increase the portion of the contract fund in the investment options by the amount of loan you repay, plus interest credits accrued on the loan since the last transaction date. We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.

     When a loan repayment is made we will allocate it and any interest credits to the investment options in proportion to the amount invested in each option at the time of the repayment.

POSTPONEMENT OF LOAN

     We will usually make a loan within seven days after we receive your request at our Home Office. But we have the right to postpone the loan if:
(1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.


                                  WITHDRAWALS

     You may make withdrawals from the contract subject to all these conditions and the paragraphs that follow:

     1. You must ask for the withdrawal in writing in a form that meets our needs.

     2. The net cash value after withdrawal may not be less than zero after deducting the next monthly charge.

     3. You may not withdraw less than the minimum amount stated in the contract data pages.

     4. You may make up to four withdrawals in any contract year.

     5. The face amount after withdrawals must be at least equal to the minimum face amount, which we show in the contract data pages.

EFFECT ON CONTRACT FUND

     We will reduce your contract fund by the withdrawal amount and any administrative fee. Unless you request otherwise, we will take any withdrawal proportionately from all investment options that apply to the contract.

     We may charge an administrative fee as stated in the contract data pages.

EFFECT ON INSURANCE AMOUNT

     When you make a withdrawal, we will reduce your scheduled face amount(s), subject to the minimum face amount, so that the coverage amount will not increase. We describe coverage amount under Contract Fund. We will recompute the contract's monthly deductions and expense charges. We will also send you new contract data pages.

(VUL-B-104)
                                    Page 11

                                   DIVIDENDS

PARTICIPATION

     This contract will be eligible for a dividend on the anniversary if the Insured is living. We will decide each year what part, if any, of our surplus to credit to this contract as a dividend. We do not expect to credit any dividends to this contract.

DIVIDEND OPTIONS

     While the contract is in force, you may choose any of the uses we show below for any dividend. You must ask us in writing and in a form that meets our needs.

     While the contract is not in default past its days of grace, you may choose any of these uses for any such dividend:

     1. Cash.--We will pay it to you in cash.

     2. Increase Contract Fund.--We will use it to increase your contract fund.

     If you have not made another choice by 31 days after the anniversary, we will use any dividend as we state under dividend option 2.


                                 DEATH PROCEEDS

INSURANCE AMOUNT

     This contract either has a variable or a fixed insurance amount. We show the type of insurance amount that applies to this contract in the contract data pages.

     If this contract has a fixed insurance amount, the insurance amount on any date is equal to the greater of: (1) the current face amount shown in the contract data pages, and (2) the contract fund before deduction of any monthly charges due on that date, plus a return of sales charges as described under Surrender, times the attained age factor that applies. We show the attained age factors in the contract data pages.

     If this contract has a variable insurance amount, the insurance amount on any date is equal to the greater of: (1) the current face amount shown in the contract data pages, (2) the current face amount, plus the contract fund before deduction of any monthly charges due on that date, and (3) the contract fund before deduction of any monthly charges due on that date, plus any return of sales charges (as described under Surrender), times the attained age factor that applies.

PROCEEDS ARISING FROM INSURED'S DEATH

     If the contract is not in default, the proceeds arising from the Insured's death equal the insurance amount less any contract debt. If the contract is in default and the Insured dies in the grace period, the proceeds equals the insurance amount, less any contract debt and the amount needed to pay charges through the date of death. If the insured dies past the grace period, no proceeds are payable.

(VUL-B-104)
                                    Page 12

                              FACE AMOUNT CHANGES

FACE AMOUNT

     The Schedule of Face Amounts in the contract data pages shows one or more face amounts. Subject to the requirements below, you may increase or decrease the face amount(s).

INCREASE IN FACE AMOUNT

     After the first contract year, you may increase the face amount(s) once each contract year. You may do so subject to all these conditions and the paragraph that follows:

     1. You must ask for the increase in writing in a form that meets our needs; if you are not the Insured and the Insured is age 8 or over, he or she must sign the form too.

     2. The amount of the increase must be at least equal to the minimum increase in face amount, which we show on page 3.

     3. You must give us any facts we need to satisfy us that the Insured is insurable for the amount of the increase.

     4. If we ask you to do so, you must send us the contract to be endorsed.

     5. The contract must not be in default.

     6. We must not, since the issue date, have changed the basis on which benefits and charges are calculated under newly issued contracts.

     7. You must make any required payment.

     8. The Insured must be eligible for the same rating class and benefits as shown on page 3.

     9. If more than one face amount is shown in the contract data pages, each must be increased by the same amount. Our permission is needed to do otherwise.

     An increase will take effect only if we approve your request for it at our Home Office. If we approve the increase, we will recompute the contract's charges. We will send you new contract data pages showing the amount and effective date of the increase and the recomputed values. If the insured is not living on the effective date, the increase will not take effect.

DECREASE IN FACE AMOUNT

     After the first contract year, you may decrease the face amount. You may do so subject to all these conditions and the paragraphs that follow:

     1. You must ask for the decrease in writing in a form that meets our needs.

     2. The amount of the decrease must be at least equal to the minimum decrease in face amount, which we show on page 3.

     3. The face amount(s) after the decrease must be at least equal to the minimum face amount, which we show on page 3.

     4. If we ask you to do so, you must send us the contract to be endorsed.

     5. If more than one face amount is shown, each must be decreased by the same amount. Our permission is needed to do otherwise.

     A decrease will take effect only if we approve your request for it at our Home Office. If we approve the decrease, we will recompute the contract's charges. A decrease in face amount may also affect the amount of any extra benefits this contract might have. We will send you new contract data pages showing the amount and effective date of the decrease and the recomputed values. If the Insured is not living on the effective date, the decrease will not take effect. We may deduct the administrative charge (shown under Adjustments To The Contract Fund) for the decrease.

(VUL-B-104)
                                    Page 13

                                  BENEFICIARY

     You may designate or change a beneficiary. Your request must be in writing and in a form that meets our needs. It will take effect only when we file it at our Home Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if the Insured is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

     When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on.

     Beneficiaries who do not have a right to be paid under these terms may still have a right to be paid under the Automatic Mode of Settlement.

     Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payments based on that proof, we will not have to make the payments again.


                               SETTLEMENT OPTIONS

PAYEE DEFINED

     In these provisions and under the Automatic Mode of Settlement, the word payee means a person who has a right to receive a settlement under the contract. Such a person may be the Insured, the owner, a beneficiary, or a contingent payee.

CHOOSING AN OPTION

     A payee may choose an option for all or part of any proceeds or residue that becomes payable to him or her in one sum. We describe residue under Residue Described.

     In some cases a payee will need our consent to choose an option. We describe these cases under Conditions.

OPTIONS DESCRIBED

     Here are the options we offer. We may also consent to other arrangements.

OPTION 1 (INSTALMENTS FOR A FIXED PERIOD)

     We will make equal payments for up to 25 years based on the Option 1 Table. The payments will include interest at an effective rate of 3-1/2% a year. We may credit more interest. If and while we do so, the payments will be larger.

OPTION 2 (LIFE INCOME)

     We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for the period chosen. The choices are either ten years (10-Year Certain) or until the sum of the payments equals the amount put under this option (Instalment Refund). The amount of each payment will be based on the Option 2 Table and on the sex and age, on the due date of the first payment, of the person on whose life the settlement is based. But if a choice is made more than two years after the contract proceeds first become payable, we may use the Option 2 rates in Ordinary policies we regularly issue, based on United States currency, on the due date of the first payment.
On request, we will quote the payment rates in policies we then issue. We must have proof of the date of birth of the person on whose life the settlement is based. The settlement will share in our surplus to the extent and in the way we decide.

(VUL-B-104)
                                    Page 14

OPTION 3 (INTEREST PAYMENT)

     We will hold an amount at interest. We will pay interest at an effective rate of at least 3% a year ($30.00 annually, $14.89 semi-annually, $7.42 quarterly or $2.47 monthly per $1,000). We may pay more interest.

OPTION 4 (INSTALMENT OF A FIXED AMOUNT)

     We will make equal annual, semi-annual, quarterly or monthly payments if they total at least $90 a year for each $1,000 put under this coupon. We will credit the unpaid balance with interest at an effective rate of at least 3-1/2% a year. We may credit more interest. If we do so, the balance will be larger. The final payment will be any balance equal to or less than one payment.

OPTION 5 (NON-PARTICIPATING INCOME)

     We will make payments like those of any annuity we then regularly issue that: (1) is based on United States currency; (2) is bought by a single sum;
(3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment. The payment will be at least what we would pay under that kind of annuity with its first payment due on its contract date. At least one of the persons on whose life the Option 5 is based must be a payee. If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based. Option 5 cannot be chosen more than 30 days before the due date of the first payment. On request, we will quote the payment that would apply for any amount placed under the option at that time.

FIRST PAYMENT DUE DATE

     Unless a different date is stated when the option is chosen: (1) the first payment for Option 3 will be due at the end of the chosen payment interval; and
(2) the first payment for any of the other options will be due on the date the option takes effect.

RESIDUE DESCRIBED

     For Options 1 and 2 residue on any date means the then present value of any unpaid payments certain. We will compute it at an effective interest rate of 3-1/2% a year. But we will use the interest rate we used to compute the actual Option 2 payments if they were not based on the table in this contract.

     For Options 3 and 4, residue on any date means any unpaid balance with interest to that date.

     For Option 5, it means the then present value of any unpaid payments certain. We will compute it at the effective interest rate we used to compute the option 5 payment.

     For portions 2 and 5, residue does not include the value of any payments that may become due after the certain period.

WITHDRAWAL OF RESIDUE

     Unless otherwise stated when the option is chosen: (1) under Options 1 and 2 the residue may be withdrawn; and (2) under Options 3 and 4 all, or any part not less than $100, of the residue may be withdrawn. If an Option 3 residue is reduced to less than $1,000, we have the right to pay it in one sum. Under Option 2, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

     For Option 5, the residue may not be withdrawn while the payee and any other person on whose life the option is based is living. But, unless otherwise stated when the option is chosen, after the death of the last of them to die any residue not already paid in one sum may be withdrawn.

DESIGNATING CONTINGENT PAYEE(S)

     A payee under an option has the right, unless otherwise stated, to name or change a contingent payee to receive any residue at that payee's death. This may be done only if: (1) the payee has the full right to withdraw the residue,
(2) the residue would otherwise have been payable to that payee's estate at death, or (3) a settlement with payments certain is being made in accordance with Option 5.

     A payee who has this right may choose, or change the choice of, an option for all or part of the residue. In some cases, the payee will need our consent to choose or change an option. We describe these cases under Conditions.

     Any request to exercise any of these rights must be in writing and in a form that meets our needs. It will take effect only when we file it at our Home Office. Then the interest of anyone who is being removed will end as of the date of the request, even if the payee who made the request is not living when we file it.

CHANGING OPTIONS

     A payee under Option 1, 3 or 4 may choose another option for any sum that the payee could withdraw on the date the chosen option is to start. That date may be before the date the payee makes the choice only if we consent. In some cases, the payee will need our consent to choose or change an option. We describe these cases next.

(VUL-B-104)
                                    Page 15

CONDITIONS

     Under any of these conditions, our consent is needed for an option to be used for any person:

     1. The person is not a natural person who will be paid in his or her own right.

     2. The person will be paid as assignee.

     3. The amount to be held for the person under Option 3 is less than $1,000. But we will hold any amount for at least one year in accordance with the Automatic Mode of Settlement.

     4. Each payment to the person under the option would be less than $20.

     5. The option is for residue arising other than at (a) the Insured's death, or (b) the death of the beneficiary who was entitled to be paid as of the date of the Insured's death.

     6. The option is for proceeds that arise other than from the insured's death, and we are settling with an owner or any other person who is not the Insured.

DEATH OF PAYEE

     If a payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the payee's estate.


                          AUTOMATIC MODE OF SETTLEMENT

APPLICABILITY

     These provisions apply to proceeds arising from the insured's death and payable in one sum to a payee who is a beneficiary. They do not apply to any periodic payment.

INTEREST ON PROCEEDS

     We will hold the proceeds at interest under Option 3 of the Settlement Options provision. The payee may withdraw the residue. We will pay it promptly on request. We will pay interest annually unless we agree to pay it more often. We have the right to pay the residue in one sum after one year if: (1) the payee is not a natural person who will be paid in his or her own right, (2) the payee will be paid as assignee; or (3) the original amount we hold under Option 3 for the payee is less than $1,000.

SETTLEMENT AT PAYEE'S DEATH

     If the payee dies and leaves an Option 3 residue, we will honor any contingent payee provision then in effect. If there is none, here is what we will do. We will look to the beneficiary designation of the contract; we will see what other beneficiary(ies), if any, would have been entitled to the portion of the proceeds that produced the Option 3 residue if the Insured had not died until immediately after the payee died. Then we will pay the residue in one sum to such other beneficiary(ies), in accord with that designation. But if, as stated in that designation, payment would be due the estate of someone else, we will instead pay the estate of the payee.

     Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. Jane was living when the Insured died. Jane later died without having chosen an option or naming someone other than Paul and John as contingent payee. If Paul and John are living at Jane's death we owe them the residue. If only one of them is living, and if the contract called for payment to the survivor of them, we owe him the residue. If neither of them is living then, we owe Jane's estate.

SPENDTHRIFT AND CREDITOR

     A beneficiary or contingent payee may not, at or after the insured's death, assign, transfer, or encumber any benefit payable. To the extent allowed by law, the benefits will not be subject to the claims of any creditor of any beneficiary or contingent payee.

(VUL-B-104)
                                    Page 16

                                 OPTION 1 TABLE
                   ------------------------------------------
                     MINIMUM AMOUNT OF MONTHLY PAYMENT FOR
                   EACH $1,000, THE FIRST PAYABLE IMMEDIATELY
                   ------------------------------------------
                     Number of Years        Monthly Payment
                   ------------------------------------------
                            1                   $84.65
                            2                    43.05
                            3                    29.19
                            4                    22.27
                            5                    18.12

                            6                    15.35
                            7                    13.38
                            8                    11.90
                            9                    10.75
                           10                     9.83

                           11                     9.09
                           12                     8.46
                           13                     7.94
                           14                     7.49
                           15                     7.10

                           16                     6.76
                           17                     6.47
                           18                     6.20
                           19                     5.97
                           20                     5.75

                           21                     5.56
                           22                     5.39
                           23                     5.24
                           24                     5.09
                           25                     4.96

                   ------------------------------------------

                   Multiply the monthly amount by 2.989 for quarterly, 5.952 for semi-annual or 11.804 for annual.

                   ------------------------------------------


                                           OPTION 2 TABLE
-------------------------------------------------------------------------------------------------------
                    MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
                                        PAYABLE IMMEDIATELY
-------------------------------------------------------------------------------------------------------
                       KIND OF LIFE INCOME                                  KIND OF LIFE INCOME
              ------------------------------------                 ------------------------------------
   AGE            10-Year           Instalment           AGE           10-Year           Instalment
  LAST            Certain             Refund            LAST           Certain             Refund
BIRTHDAY       Male     Female     Male     Female    BIRTHDAY      Male     Female     Male     Female
-------------------------------------------------------------------------------------------------------
   10         $3.18     $3.11     $3.17     $3.10        45        $4.06     $3.82     $3.99     $3.78
and under                                                46         4.12      3.86      4.03      3.81
   11          3.19      3.12      3.18      3.11        47         4.17      3.90      4.08      3.85
   12          3.20      3.13      3.19      3.12        48         4.23      3.94      4.13      3.90
   13          3.21      3.14      3.20      3.13        49         4.28      3.99      4.18      3.94
   14          3.22      3.15      3.21      3.14
                                                         50         4.35      4.04      4.24      3.98
   15          3.24      3.16      3.23      3.15        51         4.41      4.09      4.29      4.03
   16          3.25      3.17      3.24      3.16        52         4.48      4.15      4.35      4.08
   17          3.27      3.19      3.25      3.18        53         4.55      4.21      4.41      4.13
   18          3.28      3.20      3.27      3.19        54         4.62      4.27      4.48      4.19
   19          3.30      3.21      3.28      3.20
                                                         55         4.70      4.33      4.55      4.24
   20          3.31      3.22      3.30      3.21        56         4.78      4.40      4.62      4.30
   21          3.33      3.24      3.32      3.23        57         4.86      4.47      4.69      4.37
   22          3.35      3.25      3.33      3.24        58         4.95      4.54      4.77      4.43
   23          3.36      3.26      3.35      3.25        59         5.05      4.62      4.86      4.50
   24          3.38      3.28      3.37      3.27
                                                         60         5.15      4.71      4.94      4.58
   25          3.40      3.30      3.39      3.29        61         5.25      4.79      5.03      4.66
   26          3.42      3.31      3.41      3.30        62         5.36      4.89      5.13      4.74
   27          3.45      3.33      3.43      3.32        63         5.48      4.98      5.23      4.82
   28          3.47      3.35      3.45      3.34        64         5.60      5.09      5.34      4.92
   29          3.49      3.37      3.47      3.35
                                                         65         5.73      5.20      5.45      5.01
   30          3.52      3.39      3.49      3.37        66         5.87      5.31      5.57      5.11
   31          3.54      3.41      3.52      3.39        67         6.01      5.43      5.70      5.22
   32          3.57      3.43      3.54      3.41        68         6.15      5.56      5.83      5.34
   33          3.60      3.45      3.57      3.44        69         6.30      5.70      5.97      5.46
   34          3.63      3.47      3.60      3.46
                                                         70         6.46      5.84      6.11      5.58
   35          3.66      3.50      3.63      3.48        71         6.62      5.99      6.27      5.72
   36          3.69      3.52      3.66      3.50        72         6.79      6.15      6.43      5.86
   37          3.72      3.55      3.69      3.53        73         6.96      6.31      6.60      6.01
   38          3.76      3.58      3.72      3.56        74         7.13      6.49      6.78      6.18
   39          3.80      3.61      3.75      3.58
                                                         75         7.30      6.67      6.97      6.35
   40          3.84      3.64      3.79      3.61        76         7.48      6.85      7.17      6.53
   41          3.88      3.67      3.82      3.64        77         7.66      7.04      7.38      6.72
   42          3.92      3.70      3.86      3.67        78         7.83      7.24      7.60      6.93
   43          3.97      3.74      3.90      3.71        79         8.00      7.44      7.83      7.15
   44          4.01      3.78      3.94      3.74
                                                         80         8.17      7.64      8.07      7.38
                                                      and over
-------------------------------------------------------------------------------------------------------

(VUL-B-104)
                                     Page 17

--------------------------------------------------------------------------------

                               GENERAL PROVISIONS

DEFINITIONS

     We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

     We, Our, Us and Company.--The company issuing this contract.

     You and Your.--The owner of the contract.

     Insured.--The person named as the Insured on the first page. He or she need not be the owner.

     SEC.--The Securities and Exchange Commission.

     Issue Date.--The contract date.

     Monthly Date.--The contract date and the same day as the contract date in each later month.

     Anniversary or Contract Anniversary.--The same day and month as the contract date in each later year.

     Contract Year.--A year that starts on the contract date or on an anniversary.

     Contract Month.--A month that starts on a monthly date.

     Attained Age.--The Insured's attained age at any time is the issue age plus the length of time since the contract date.

THE CONTRACT

     This policy and the attached copy of the initial application, together with copies of any subsequent applications to change the policy, and any additional contract data pages added to the policy, form the whole contract. We assume that all statements in the application were made to the best of the knowledge and belief of the persons who made them; in the absence of fraud they are deemed to be representations and not warranties. We relied on those statements when we issued the contract. We will not use any statement, unless made in an application, to try to void the contract or to deny a claim.

CONTRACT MODIFICATIONS

     Only a Company officer with the rank or title of vice president or above may agree to modify this contract, and then only in writing.

OWNERSHIP AND CONTROL

     Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Insured, and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

SUICIDE EXCLUSION

     If the Insured, whether sane or insane, dies by suicide within two years from the issue date, we will pay no more under this contract than the sum of the premiums paid.

     Also, for any increase in the face amount requested after the first contract year, if the Insured, whether sane or insane, dies by suicide within two years from the effective date of the increase, we will pay, as to the increase in amount, no more than the sum of the charges paid for the increase.

CURRENCY

     Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.

MISSTATEMENT OF AGE OR SEX

     If the Insured's stated age or sex or both are not correct, we will adjust each benefit and any amount to be paid to reflect the correct age and sex. Any death benefit will be based on what the most recent charge for mortality would have provided at the correct age and sex. Where required, we have given the insurance regulator a detailed statement of how we will make these adjustments.

(VUL-B-104)
                                     Page 18

INCONTESTABILITY

     Except as we state in the next sentence, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date. There are two exceptions: (1) non-payment of enough premium to provide the required charges; and (2) any change in the contract that requires our approval and that would increase our liability. For any such change, we will not contest the change after it has been in effect during the Insured's lifetime for two years from the date it takes effect.

ASSIGNMENT

     We are under no obligation to comply with or honor an assignment unless we receive it, or a copy of it, at our Home Office. We are not obliged to see that an assignment is valid or sufficient. This contract may not be assigned to another insurance company or to any employee benefit plan without our consent. This contract may not be assigned if such assignment would violate any federal, state or local law or regulation prohibiting sex distinct rates for insurance.

ANNUAL REPORT

     Each year we will send you a report. It will show: (1) the current death benefit; (2) the amount of the contract fund in each investment option; (3) the net cash value; (4) premiums paid, investment results and charges deducted since the last report; (5) any withdrawals since the last report; and (6) any contract debt and the interest on the debt for the prior year. The report will also include any other data that may be currently required where this contract is delivered. No report will be sent if this contract is in default.

     You may ask for a similar report at some other time during the year. Or you may request from time to time a report projecting results under your contract on the basis of assumed investment results. We have the right to make a reasonable charge for reports such as these that you ask for and to limit the scope and frequency of such requests.

UNUSED SALES CHARGES

     Once each year, we will recalculate your sales charges based upon the total premiums paid by the person paying premiums on this contract and on other contracts similar to this one. This may result in lower charges. If it does, we will credit a portion of any sales charge paid in that year to the contract fund.

PAYMENT OF DEATH CLAIM

     If we settle this contract in one sum as a death claim, we will usually pay the proceeds within seven days after we receive at our Home Office proof of death and any other information we need to pay the claim. But we have the right to postpone paying the proceeds if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

CHANGE IN PLAN

     You may be able to have this contract changed to another plan of life insurance. Any change may be made only if we consent, and will be subject to conditions and charges that are then determined.

--------------------------------------------------------------------------------

                              BASIS OF COMPUTATION

MORTALITY TABLE DESCRIBED

     We base all net premiums and net values to which we refer in this contract on the Insured's issue age, rating class and sex and on the length of time since the contract date. We use the mortality table shown in the contract data pages. We use continuous functions based on age last birthday.

INTEREST RATE

     For all net premiums and net values to which we refer in this contract we use an annual effective rate of 4%.

EXCLUSIONS

     When we compute net values, we exclude the value of any supplementary benefits and any other extra benefits added by rider to this contract.

MINIMUM LEGAL VALUES

     The cash, loan and other values in this contract are at least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

(VUL-B-104)
                                     Page 19

Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments, investment results and charges. Eligible for annual dividends as stated under Dividends.
--------------------------------------------------------------------------------

(VUL-B-104)
                                     Page 20